Exhibit 12.01

SCANA CORPORATION
CALCULATION OF RATIOS
FOR THE YEAR ENDED DECEMBER 31, 2005
(Dollars in Millions)

CALCULATION OF BOND RATIO:

Net earnings(1)		$781.8
Divide by annualized interest charges on:
Bonds authenticated under SCE&G's First and Refunding Mortgage Bond Indenture	$11.8
Other indebtedness(1)	99.4
Total annualized interest charges		111.2
Bond Ratio		7.03

(1) As defined under SCE&G's First and Refunding Mortgage Bond Indenture, dated January 1, 1945 (Old Mortgage).

CALCULATION OF NEW BOND RATIO:

Net earnings(2)		$751.4
Divide by annualized interest charges on:
Bonds authenticated under SCE&G's First Mortgage Bond Indenture	$97.3
Other indebtedness(2)	13.9
Total annualized interest charges		111.2
New Bond Ratio		6.76

(2) As defined under SCE&G's Collateral Trust Mortgage Indenture, dated April 1, 1993 (New Mortgage).

CALCULATION OF PREFERRED STOCK RATIO:

Net earnings(3)		$250.8
Divide by annualized interest charges on:
Bonds outstanding under SCE&G's mortgage bond indentures	$111.2
Preferred dividend requirements	7.3
Total annualized interest charges		118.5
Preferred Stock Ratio		2.12

(3) As defined under SCE&G's Restated Articles of Incorporation.

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SCANA CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
For Each of the Five Years Ended December 31, 2005
(Dollars in Millions)

	Years Ended December 31,
	2005	2004	2003	2002	2001
Fixed Charges as defined:
Interest on long-term debt	$209.4	$206.9	$206.1	$206.1	$227.5
Amortization of debt premium, discount and expense (net)	6.0	5.4	4.9	5.1	6.4
Interest component on rentals	4.7	3.9	3.6	3.4	1.8
Preference security dividend requirement	11.8	11.9	13.6	15.7	15.7
Total Fixed Charges (A)	$231.9	$228.1	$228.2	$230.3	$251.4
Earnings as defined:
Pretax income (loss) from continuing operations	$208.7	$387.1	$426.2	$(94.3)	$855.4
Total fixed charges above	231.9	228.1	228.2	230.3	251.4
Pretax equity (earnings) losses of investees	71.9	(5.4)	(5.2)	(5.8)	(3.7)
Cash distributions from equity investees	7.1	7.4	7.7	7.8	11.2
Preference security dividend requirements from above	(11.8)	(11.9)	(13.6)	(15.7)	(15.7)
Total Earnings (B)	$507.8	$605.3	$643.3	$122.3	$1,098.6

Ratio of Earnings to Fixed Charges (B/A)	2.19	2.65	2.82	.53	4.37

For 2002, an additional $106.8 million in income before income taxes would be needed to obtain a ratio of 1.0. Income in 2002 was negatively impacted by an impairment charge recorded in connection with the cumulative effect of an accounting change.

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